Exhibit 21.1
Subsidiaries of FS Investment Corporation IV
Name of Subsidiary	State of Organization
FSIC IV Investments, LLC	Delaware
Cheltenham Funding LLC	Delaware
Broomall Funding LLC	Delaware
Conshohocken Funding LLC	Delaware